Exhibit 99.1

EVERI REPORTS RECORD SECOND QUARTER 2022 RESULTS
All-Time Quarterly Record Revenues of $197.2 Million Drive Second Quarter Net Income of $32.5 Million and Adjusted EBITDA of $94.4 Million
Games and FinTech Segments Each Generate Record Quarterly Recurring Revenues
Highest-Ever Quarterly Sales of 1,957 Gaming Machines and Second Consecutive        Quarter with More than $10 Billion in Funds Delivered to Customers' Casino Floors
Repurchased 2.0 Million Shares for $33.3 Million
Las Vegas – August 3, 2022 - Everi Holdings Inc. (NYSE: EVRI) (“Everi” or the “Company”), a premier provider of land-based and digital casino gaming content and products, financial technology and player loyalty solutions, today announced results for the second quarter ended June 30, 2022. Everi also reiterated its full year outlook for Net income, Adjusted EBITDA and Free Cash Flow.
Second Quarter 2022 Financial Highlights
•Revenues grew 14% to an all-time quarterly record $197.2 million from $172.6 million in the 2021 second quarter, reflecting a 7% increase in recurring revenues to a quarterly record $139.7 million and a 37% increase in sales of gaming machines and FinTech hardware.
•Income before income tax increased 16% to a record $42.3 million compared to $36.6 million a year ago.
•Net income was $32.5 million, or $0.33 per diluted share, compared to $36.2 million, or $0.36 per diluted share, in the 2021 second quarter, as the provision for income taxes increased $9.3 million in the 2022 second quarter related to the reversal of deferred tax asset valuation allowance in the 2021 fourth quarter; cash taxes paid were essentially flat at $0.1 million.
•Adjusted EBITDA, a non-GAAP financial measure, increased to an all-time quarterly record $94.4 million compared to $92.5 million in the 2021 second quarter.
•Free Cash Flow, a non-GAAP financial measure, rose 26% to $49.5 million from $39.2 million in the 2021 second quarter.
•Repurchased 2.0 million shares of stock for $33.3 million in the 2022 second quarter.

Randy Taylor, Chief Executive Officer of Everi, said, “Our strong operating momentum continued in the second quarter, as we delivered all-time quarterly record revenues, income before income tax, Adjusted EBITDA and Free Cash Flow. These record financial results were driven by another consecutive quarter of record recurring revenues for both our Games and FinTech businesses despite the very challenging year-over-year comparison for these operations, as last year’s results included the significant benefit from casino reopening activities and financial stimulus payments provided to consumers.
“Our second quarter Games segment results include our highest-ever quarterly level of gaming machines sold, which increased 40% to 1,957 units; and the 13th consecutive quarterly sequential increase in our installed base of gaming operations units. Our ongoing investments in the development of differentiated cabinets and expansion of our games portfolio continues to drive increases in our installed base, strong Daily Win per Unit, and growth in our ship share of units sold. In particular, the record number of units sold in the quarter reinforces our confidence in our ability to achieve our 15% ship share target over the next several years.
“Our FinTech segment is achieving similar success, as it generated record revenues, operating income and Adjusted EBITDA for the third consecutive quarter. The record quarterly performance was driven by increased revenues from financial access services, which included more than $10 billion of funding delivered to our customers’ casino floors for the second consecutive quarter, a record number of kiosk sales, and ongoing organic growth of our Loyalty and RegTech solutions. These results demonstrate our ability to offer industry-leading, integrated solutions that help drive increases in same-store activity and cost efficiencies for our customers. With our planned introductions of additional innovative products to our Digital Neighborhood of integrated solutions, our FinTech business is positioned to deliver consistent growth.
“Our top-line growth and focus on operational excellence continues to result in strong Free Cash Flow generation, which reached $49.5 million in the 2022 second quarter and $101.1 million for the first six months of 2022. We remain focused on allocating our higher Free Cash Flow to further grow the business through prudent investments in product development, as well as with acquisitions of businesses and technologies that continue to expand the scale and scope of our product offerings and/or drive our entry into new product categories and geographical markets. As reflected in the growing contributions of our Loyalty products, our return-focused approach to acquisitions benefits our operating performance. We expect recent acquisitions, which have expanded our addressable market to include opportunities in Australia and Historical Horse Racing gaming devices, will deliver similar benefits over time. Our Free Cash Flow performance, liquidity, and strong balance sheet also enabled us to opportunistically act on our share repurchase program in the second quarter given our view that our current valuation does not fully reflect the strength of our business and our outlook for ongoing growth."

Consolidated Full Quarter Comparative Results (unaudited)

	As of and for the Three Months Ended June 30,
	2022	2021
	(in millions, except per share amounts)
Revenue	$197.2	$172.6

Operating income (1)	$54.5	$54.4

Net income (1)	$32.5	$36.2

Net earnings per diluted share (1)	$0.33	$0.36

Weighted average diluted shares outstanding	98.7	100.0

Adjusted EBITDA (2)	$94.4	$92.5

Free Cash Flow (2)	$49.5	$39.2

Principal amount of outstanding debt	$995.5	$1,144.6

Cash and cash equivalents	$238.1	$340.4

Net Cash Position (3)	$93.1	$196.6
(1) Operating income, net income, and net earnings per diluted share for the three months ended June 30, 2022, included $0.7 million for office and warehouse consolidation costs, and $0.9 million in professional fees associated with acquisitions and for non-recurring litigation costs.
(2) For a reconciliation of net income to Adjusted EBITDA and Free Cash Flow, see the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided toward the end of this release.
(3)    For a reconciliation of Net Cash Position to Cash and Cash Equivalents, see the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available toward the end of this release.
Second Quarter 2022 Results Overview
Revenues for the three-month period ended June 30, 2022 increased 14% to $197.2 million compared to $172.6 million in the second quarter of 2021. Recurring revenues grew 7% to $139.7 million and revenues from non-recurring sales increased 37% to $57.5 million.
Operating income for the 2022 second quarter was $54.5 million compared to $54.4 million in the prior-year period, and net income was $32.5 million, or $0.33 per diluted share, compared to $36.2 million, or $0.36 per diluted share, in the second quarter of 2021. The provision for income taxes increased $9.3 million in the 2022 second quarter related to the reversal of deferred tax asset valuation allowance in the 2021 fourth quarter. Operating margin declined from the prior-year period, reflecting a change in the revenue mix as a result of substantially greater growth in gaming machine and FinTech hardware sales year over year together with a lower margin on machine and hardware sales due to increased supply chain costs, higher operating costs that reflect the additions of acquisitions, and higher research and development expense that supports the Company's focus on increased internal, new product development. Adjusted EBITDA increased to $94.4 million from $92.5 million in the prior-year period.
Free Cash Flow increased to $49.5 million from $39.2 million in the year-ago period, reflecting higher Adjusted EBITDA and lower cash interest paid, partially offset by higher capital expenditures.

Games Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended June 30,
	2022	2021
	(in millions, except unit amounts and prices)
Games revenues
Gaming operations - Land-based casinos	$68.2	$69.6
Gaming operations - Digital iGaming	5.8	3.6
Gaming operations - Total	74.0	73.2
Gaming equipment and systems	38.3	26.1
Gaming other	—	—
Games total revenues	$112.3	$99.3

Operating income (1)	$28.9	$30.6

Adjusted EBITDA (2)	$58.7	$60.4

Capital expenditures	$28.9	$21.3

Gaming operations information:
Units installed at period end:
Class II	9,792	9,422
Class III	7,672	6,829
Total installed base at period end (3)	17,464	16,251

Premium units (3)	8,355	6,961

Average units installed during period (3)	17,362	16,088

Daily win per unit ("DWPU") (4)	$39.94	$45.66

Unit sales information:
Units sold	1,957	1,402
Average sales price ("ASP")	$18,800	$17,894
(1)     Operating income for the three months ended June 30, 2022, included $0.7 million for office and warehouse consolidation costs and professional fees associated with acquisitions.
(2) For a reconciliation of net income to Adjusted EBITDA, see the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP measures provided toward the end of this release.
(3) The ending and average installed base include all units, whether or not casinos were open and whether or not the games were active.
(4) Daily win per unit reflects the total of all units installed at casinos, inclusive of casinos closed due to the COVID pandemic and inactive units, where such units would have recorded no revenue and excludes the impact of the direct costs associated with the Company’s wide-area progressive jackpot expense.
2022 Second Quarter Games Segment Highlights
Games segment revenues grew 13% to a record $112.3 million compared to $99.3 million in the second quarter of 2021, primarily driven by record sales of gaming machines and ongoing growth in digital gaming revenues.

Operating income was $28.9 million compared to $30.6 million in the second quarter of 2021, reflecting higher revenues from machine sales, offset by lower margins on the machine sales due to increased supply chain costs as well as higher operating expenses, including increased costs associated with acquisitions and higher research and development expense, reflecting an acceleration in games development to support a path to a targeted future 15% ship share of gaming machines sold. Adjusted EBITDA was $58.7 million compared to $60.4 million in the second quarter of 2021. Revenues from the recent acquisitions of Intuicode Gaming and certain assets of Atlas Gaming (Australia) contributed $1.4 million in the 2022 second quarter.
Gaming operations revenues were $74.0 million compared to $73.2 million a year ago, and increased 5% on a quarterly sequential basis.
•The installed base reached a record 17,464 units as of June 30, 2022; representing a year-over-year increase of 7%, or 1,213 units. The installed base increased by 136 units on a quarterly sequential basis.
•The premium portion of the installed base increased by 20%, or 1,394 units, year over year and by 276 units on a quarterly sequential basis to a record 8,355 units. This was the 16th consecutive quarterly sequential increase in premium units. Growth was driven in part by continued placements of Cashnado™ units, the initial installations of Smokin' Hot Stuff Fire and Ice™, the Company's popular premium mechanical reel games, and its Wide-area Progressive (“WAP”) gaming machines.
•Daily Win per Unit ("DWPU") was $39.94 in the second quarter of 2022 compared to $45.66 in the second quarter of 2021. DWPU in the year-ago period included the significant benefit of government stimulus payments coupled with pent-up demand as COVID vaccinations increased and consumers began to return to normalized activities. DWPU improved on a quarterly sequential basis from $39.76 in the 2022 first quarter.
•Gaming operations revenues from digital gaming rose 61% to $5.8 million in the second quarter of 2022 compared to $3.6 million in the second quarter of 2021, and increased 5% on a quarterly sequential basis. Digital revenue growth reflects the continued growth and expanded base of iGaming operator sites featuring Everi's games along with a growing library of available slot content, as well as going live in Ontario, Canada with nine operator sites as of June 30, 2022.
Gaming equipment and systems revenues generated from the sale of gaming machines and other related parts and equipment increased 47% to $38.3 million in the second quarter of 2022 compared to $26.1 million in the second quarter of 2021.
•The Company sold an all-time record 1,957 gaming machines at an average selling price (“ASP”) of $18,800 in the 2022 second quarter, up 555 units, or 40%, from 1,402 units sold at an ASP of $17,894 in the 2021 second quarter, which had included a larger-than-average number of unit sales for new casino openings and expansions. Unit growth reflects the Company's estimation of an improved industry ship share driven by the popularity of an expanding game library supporting the Empire Flex™ video reel cabinet, ongoing demand for the Player Classic™ mechanical reel cabinet, and sales of the newly launched Player Classic Signature™ mechanical reel cabinet.

Financial Technology Solutions Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended June 30,
	2022*	2021*
	(in millions, unless otherwise noted)
FinTech revenues
Financial access services	$50.9	$44.8
Software and other	19.0	15.6
Hardware	15.0	12.8
FinTech total revenues	$84.9	$73.2

Operating income (1)	$25.7	$23.8

Adjusted EBITDA (2)	$35.7	$32.1

Capital expenditures	$7.5	$7.9

Value of financial access transactions:
Funds advanced	$2,661.1	$2,210.9
Funds dispensed	7,511.0	6,960.1
Check warranty	439.1	378.8
Total value processed	$10,611.2	$9,549.8

Number of financial access transactions:
Funds advanced	3.5	3.3
Funds dispensed	28.6	28.4
Check warranty	1.2	0.9
Total transactions completed	33.3	32.6
* Rounding may cause variances.
(1)Operating income for the three months ended June 30, 2022, included $0.9 million for professional fees associated with certain acquisitions and non-recurring litigation costs.
(2)For a reconciliation of net income to Adjusted EBITDA, see the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided toward the end of this release.

2022 Second Quarter Financial Technology Solutions ("FinTech") Segment Highlights
FinTech revenues for the 2022 second quarter increased 16% to an all-time quarterly record $84.9 million compared to $73.2 million in the 2021 second quarter, reflecting a 14% increase in financial access services, a 22% increase in software and other revenues, and a 17% improvement in revenues from hardware sales. Revenues from the recent acquisition of ecash Holdings (Australia) contributed $4.2 million in the 2022 second quarter.
Operating income increased 8% to $25.7 million in the 2022 second quarter compared to $23.8 million in the prior-year period, reflecting a benefit from higher revenues partially offset by increased research and development expense primarily in support of new and enhanced Loyalty products, the Company’s digital CashClub Wallet®, and new RegTech products and software. Adjusted EBITDA rose 11% to $35.7 million compared to $32.1 million in the 2021 second quarter.

•Financial access services revenues, which include cashless and cash-dispensing debit and credit card transactions and check services, was a quarterly record $50.9 million, a 14% increase compared with the 2021 second quarter, reflecting continued strength in financial funding transactions at casinos, as well as growth from new customer additions. The number of completed financial transactions increased 2% year over year and for the second consecutive quarter delivered more than $10 billion of funding to customers’ casino floors, representing a year-over-year funding increase of 11%. The Company’s CashClub Wallet digital technology is currently deployed across six jurisdictions at 19 casinos, with 20 additional casino properties under various stages of deployment.
•Software and other revenues, which include Loyalty and RegTech software, product subscriptions, kiosk maintenance services, and other revenues, rose 22% to $19.0 million in the second quarter of 2022 compared to $15.6 million in the second quarter 2021. Approximately 78% and 80% of software and other revenues were of a recurring nature in the 2022 and 2021 second quarter periods, respectively.
•Hardware sales revenues increased 17% to a record $15.0 million compared to $12.8 million in the second quarter of 2021. The record level of self-service kiosks and other cash access hardware products sold in the quarter reflect significant continued demand for the Company's hardware and software solutions that deliver optimal performance and cost efficiencies to casino operators, including voucher redemption kiosks sold in Australia as a result of the ecash Holdings acquisition.
Balance Sheet and Liquidity
•As of June 30, 2022, the Company had $238.1 million of cash and cash equivalents, and its Net Cash Position was $93.1 million.
•The Company repurchased 2.0 million shares of its common stock for total consideration of $33.3 million during the quarter, and as of June 30, 2022, had $116.7 million remaining under the Board’s $150 million authorization announced on May 10, 2022.
•In the 2022 second quarter, the Company paid $14.1 million for the initial purchase price payment and the net working capital payment related to the acquisition of Intuicode Gaming, $6.0 million of consideration related to the acquisition of certain assets of ecash Holdings and $2.0 million related to the acquisition of certain assets of XUVI.
Outlook
Reflecting the operating performance in the first half of the year and the Company’s expectations for continued operating execution over the balance of the year driven by demand for its products, Everi reiterated its full year 2022 guidance for net income of $125 million to $132 million, Adjusted EBITDA of $368 million to $378 million and Free Cash Flow of $187 million to $200 million.
The Company’s year-to-date results have not reflected, and its updated guidance does not contemplate, any additional material impact from a pandemic-related setback or other macroeconomic effect, such as recessionary or inflationary influence on consumer spending, a material supply chain disruption, or other changes in global market conditions. A summary and reconciliation of the full year 2022 financial targets are included in a supplemental table at the end of this release.
Investor Conference Call and Webcast
The Company will host an investor conference call to discuss its 2022 second quarter results at 11:00 a.m. EDT (8:00 a.m. PDT) today. The conference call may be accessed live by phone by dialing (201) 689-8471. A replay of the call will be available beginning at 2:00 p.m. ET today and may be accessed by dialing (412) 317-6671; the PIN number is 13730679. A replay will be available until August 10,

2022. The call also will be webcast live and archived on www.everi.com (select “Investors” followed by “Events & Contact”).
Non-GAAP Financial Information
In order to enhance investor understanding of the underlying trends in our business, our cash balance, and cash available for our operating needs, and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA, Free Cash Flow, Net Cash Position and Net Cash Available, which are not measures of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, Adjusted EBITDA and Free Cash Flow should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. These measures should be read in conjunction with our net earnings, operating income, and cash flow data prepared in accordance with GAAP. With respect to Net Cash Position and Net Cash Available, these measures should be read in conjunction with cash and cash equivalents prepared in accordance with GAAP.
We define Adjusted EBITDA as earnings (loss) before interest, taxes, depreciation and amortization, loss on extinguishment of debt, non-cash stock compensation expense, accretion of contract rights, write-downs of inventory, property and equipment and intangible assets, employee severance costs and other related expenses, litigation settlement received net of legal costs, foreign exchange loss, asset acquisition expense, non-recurring professional fees, certain litigation costs, and one-time charges. We present Adjusted EBITDA, as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our current credit facility and existing senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA.
We define Free Cash Flow as Adjusted EBITDA less cash paid for interest, cash paid for capital expenditures, cash paid for placement fees, and cash paid for taxes net of refunds. We present Free Cash Flow as a measure of performance and believe it provides investors with another indicator of our operating performance. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures.
A reconciliation of the Company’s net income (loss) per GAAP to Adjusted EBITDA and Free Cash Flow is included in the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided at the end of this release. Additionally, a reconciliation of each segment’s operating income to EBITDA and Adjusted EBITDA is also included. On a segment level, operating income per GAAP, rather than net earnings per GAAP, is reconciled to EBITDA and Adjusted EBITDA as the Company does not report net earnings by segment. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments.
We define (i) Net Cash Position as cash and cash equivalents plus settlement receivables less settlement liabilities and (ii) Net Cash Available as Net Cash Position plus undrawn amounts available under our revolving credit facility. We present Net Cash Position because our cash position, as measured by cash and cash equivalents, depends upon changes in settlement receivables and the timing of payments related to settlement liabilities. As such, our cash and cash equivalents can change substantially based upon the timing of our receipt of payments for settlement receivables and payments we make to customers for our settlement liabilities. We present Net Cash Available as management monitors this amount in connection with its forecasting of cash flows and future cash requirements.
A reconciliation of the Company’s cash and cash equivalents per GAAP to Net Cash Position and Net Cash Available is included in the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided at the end of this release.

Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance, but instead are based only on our current beliefs, expectations, and assumptions regarding the future of our business, plans and strategies, projections, anticipated events and trends, the economy, and other future conditions, as of the date this press release is issued. Forward-looking statements often, but do not always, contain words such as “expect,” “anticipate,” “aim to,” “designed to,” “intend,” “plan,” “believe,” “goal,” “target,” “future,” “assume,” “estimate,” “indication,” “seek,” “project,” “may,” “can,” “could,” “should,” “favorably positioned,” or “will” and other words and terms of similar meaning. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which are based only on information currently available to us and only as of the date hereof.
Examples of forward-looking statements include, among others, statements regarding our ability to execute on key initiatives and deliver ongoing operating and financial improvements, including guidance related to 2022 financial and operational metrics; regain or maintain revenue, earnings and Free Cash Flow momentum; sustain our overall growth; drive growth of the gaming operations installed base and DWPU; continue expanding the portions of the gaming floor the Company’s games address, including into the Historical Horse Racing category of gaming devices and the Company's overall targeted ship share of gaming machines sold; successfully perform obligations required by acquisition agreements; and create incremental value for our shareholders, as well as statements regarding our expectations for the industry environment and the adoption of our products and technologies.
Forward-looking statements are subject to inherent risks, uncertainties, and changes in circumstances that are often difficult to predict and many of which are beyond our control, including, but not limited to, statements regarding: trends, developments, and uncertainties impacting our business, including our ability to withstand: global supply chain disruption; inflationary impact on supply chain costs; changes in global market, business and regulatory conditions arising as a result of the COVID-19 global pandemic, including any related public health confidence and availability of discretionary spending income of casino patrons, as well as expectations for the re-opening of casinos; product innovations that address customer needs in a new and evolving operating environment; to regain or maintain revenue, earnings, and cash flow momentum, and to enhance shareholder value in the long-term; trends in gaming establishment and patron usage of our products; benefits realized by using our products and services; benefits and/or costs associated with mergers, acquisitions, and/or strategic alliances; product development, including the release of new game features, additional games, and system releases in the future; regulatory approvals; gaming and financial regulatory and legal, card association, and statutory compliance and changes; the implementation of new or amended card association and payment network rules or interpretations; consumer collection activities; competition (including consolidations); tax liabilities; goodwill impairment charges; international expansion; resolution of litigation or government investigations; our dividend policy; new customer contracts and contract renewals; financial performance and results of operations (including revenue, expenses, margins, earnings, cash flow, and capital expenditures); inflationary impact on labor costs and retention; interest rates and interest expense; borrowings and debt repayments; and equity incentive activity and compensation expense.
Our actual results and financial condition may differ materially from those indicated in forward-looking statements, and important factors that could cause them to do so include, but are not limited to, the following: our ability to generate profits in the future and to create incremental value for shareholders; our ability to withstand inflationary and other factors that pressure discretionary consumer spending; our ability to execute on mergers, acquisitions and/or strategic alliances, including our ability to integrate and operate such acquisitions or alliances consistent with our forecasts in order to achieve future growth; our ability to execute on key initiatives and deliver ongoing improvements; expectations regarding growth for the Company’s installed base and daily win per unit; expectations regarding placement fee arrangements; inaccuracies in underlying operating assumptions; the impact of the ongoing Coronavirus Disease 2019 (“COVID-19”) global pandemic on our business, operations and financial condition, including (i) actions taken by international, federal, state, tribal and municipal governmental and regulatory agencies to contain the COVID-19 public health emergency or mitigate its impact, (ii) the direct and indirect economic effects of COVID-19 and measures to contain it, including directives, orders or similar actions by international, federal, state, tribal and municipal governmental and regulatory agencies to regulate freedom of movement and business operations such as travel restrictions, border closures, business closures, limitations on public gatherings, quarantines and shelter-in-place orders as well as re-opening safety protocols; changes in global market, business, and regulatory conditions arising as a result of the COVID-19 global pandemic; our history of net losses and our ability to generate profits in the future; our leverage and the related covenants that restrict our operations; our ability to withstand unanticipated impacts of a pandemic outbreak of uncertain duration; our ability to withstand the loss of revenue during the closure of our customers’ facilities; our ability to generate sufficient cash to service all of our indebtedness, fund working capital, and capital expenditures; our ability to maintain our current customers; expectations regarding customers’ preferences and demands for future product and service offerings; the overall growth of the gaming industry, if any; our ability to replace revenue associated with terminated contracts; margin degradation from contract renewals; our ability to comply with the Europay, MasterCard, and Visa global standard for cards equipped with security chip technology; our ability to successfully introduce new products and services, including third-party licensed content; gaming establishment and patron preferences; failure to control product development costs and create successful new products; anticipated sales performance; our ability to prevent, mitigate, or timely recover from cybersecurity breaches, attacks, and compromises; national and international economic and industry conditions; changes in gaming regulatory, card association, and statutory requirements; regulatory and licensing difficulties, competitive pressures and changes in the competitive environment; operational limitations; gaming market contraction; changes to tax laws; uncertainty of litigation outcomes; interest rate fluctuations; business prospects; unanticipated expenses or capital needs; technological obsolescence and our ability to adapt to evolving technologies; our ability to comply with our debt covenants and service outstanding debt; employee hiring, turnover, and retention; our ability to comply with regulatory requirements under the Payment Card Industry (“PCI”) Data Security Standards and maintain our certified status; and those other risks and uncertainties discussed in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”). Given these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact transpire or prove to be accurate.
This press release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2021, and with the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

About Everi
Everi’s mission is to lead the gaming industry through the power of people, imagination and technology. With a focus on player engagement and helping casino customers operate more efficiently, the Company develops entertaining game content and gaming machines, gaming systems, and services for land-based and iGaming operators. The Company is also a preeminent and comprehensive provider of trusted financial technology solutions that power the casino floor while improving operational efficiencies and fulfilling regulatory compliance requirements, including products and services that facilitate convenient and secure cash and cashless financial transactions, self-service player loyalty tools and applications, and regulatory and intelligence software. For more information, please visit www.everi.com, which is updated regularly with financial and other information about the Company.

Investor Relations Contacts:
Everi Holdings Inc.
William Pfund                            Steven Kopjo
SVP, Investor Relations                    Director, Investor Relations
702-676-9513 or william.pfund@everi.com            702-785-7157 or steven.kopjo@everi.com
JCIR
Richard Land, James Leahy
212-835-8500 or evri@jcir.com
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EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME
(In thousands, except earnings per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues
Games revenues
Gaming operations	$74,035	$73,220	$144,332	$131,361
Gaming equipment and systems	38,268	26,090	66,266	44,078
Gaming other	44	27	85	49
Games total revenues	112,347	99,337	210,683	175,488
FinTech revenues
Financial access services	50,876	44,840	100,755	83,552
Software and other	18,997	15,604	36,864	32,850
Hardware	15,002	12,801	24,536	19,805
FinTech total revenues	84,875	73,245	162,155	136,207
Total revenues	197,222	172,582	372,838	311,695
Costs and expenses
Games cost of revenues (1)
Gaming operations	6,122	5,342	12,117	10,101
Gaming equipment and systems	23,394	15,248	40,176	25,555
Games total cost of revenues	29,516	20,590	52,293	35,656
FinTech cost of revenues (1)
Financial access services	2,470	1,560	4,645	3,033
Software and other	886	1,129	1,821	2,133
Hardware	10,362	7,670	16,303	11,698
FinTech total cost of revenues	13,718	10,359	22,769	16,864
Operating expenses	55,051	48,178	104,876	86,221
Research and development	14,064	8,766	26,583	17,179
Depreciation	15,678	15,931	30,898	32,108
Amortization	14,646	14,369	28,279	29,084
Total costs and expenses	142,673	118,193	265,698	217,112
Operating income	54,549	54,389	107,140	94,583
Other expenses
Interest expense, net of interest income	12,294	17,760	23,642	36,231
Total other expenses	12,294	17,760	23,642	36,231
Income before income tax	42,255	36,629	83,498	58,352
Income tax provision	9,734	415	19,455	1,604
Net income	32,521	36,214	64,043	56,748
Foreign currency translation (loss) gain	(2,606)	328	(2,026)	107
Comprehensive income	$29,915	$36,542	$62,017	$56,855

Earnings per share
Basic	$0.35	$0.41	$0.70	$0.65
Diluted	$0.33	$0.36	$0.65	$0.57
Weighted average common shares outstanding
Basic	91,710	88,722	91,560	87,858
Diluted	98,706	100,030	99,249	99,004

(1) Exclusive of depreciation and amortization.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value amounts)

	At June 30,	At December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$238,106	$302,009
Settlement receivables	59,195	89,275
Trade and other receivables, net of allowances for credit losses of $5,284 and $5,161 at June 30, 2022 and December 31, 2021, respectively	108,726	104,822
Inventory	49,163	29,233
Prepaid expenses and other current assets	38,895	27,299
Total current assets	494,085	552,638
Non-current assets
Property and equipment, net	127,131	119,993
Goodwill	707,258	682,663
Other intangible assets, net	236,112	214,594
Other receivables	20,997	13,982
Deferred tax assets, net	9,475	32,121
Other assets	28,945	19,659
Total non-current assets	1,129,918	1,083,012
Total assets	$1,624,003	$1,635,650
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Settlement liabilities	$204,199	$291,861
Accounts payable and accrued expenses	208,200	173,933
Current portion of long-term debt	6,000	6,000
Total current liabilities	418,399	471,794
Non-current liabilities
Long-term debt, less current portion	973,760	975,525
Other accrued expenses and liabilities	29,215	13,831
Total non-current liabilities	1,002,975	989,356
Total liabilities	1,421,374	1,461,150
Commitments and contingencies
Stockholders’ equity
Convertible preferred stock, $0.001 par value, 50,000 shares authorized and no shares outstanding at June 30, 2022 and December 31, 2021, respectively	—	—
Common stock, $0.001 par value, 500,000 shares authorized and 119,109 and 90,761 shares issued and outstanding at June 30, 2022, respectively, and 116,996 and 91,313 shares issued and outstanding at December 31, 2021, respectively	119	117
Additional paid-in capital	516,785	505,757
Accumulated deficit	(77,712)	(141,755)
Accumulated other comprehensive loss	(3,481)	(1,455)
Treasury stock, at cost, 28,348 and 25,683 shares at June 30, 2022 and December 31, 2021, respectively	(233,082)	(188,164)
Total stockholders’ equity	202,629	174,500
Total liabilities and stockholders’ equity	$1,624,003	$1,635,650

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities
Net income	$64,043	$56,748
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	30,898	32,108
Amortization	28,279	29,084
Non-cash lease expense	2,257	2,399
Amortization of financing costs and discounts	1,427	2,344
Loss on sale or disposal of assets	289	1,486
Accretion of contract rights	4,897	4,637
Provision for credit losses	4,275	3,806
Deferred income taxes	18,548	896
Reserve for inventory obsolescence	468	1,211
Stock-based compensation	10,311	8,452
Changes in operating assets and liabilities:
Settlement receivables	30,041	10,546
Trade and other receivables	(8,888)	(26,297)
Inventory	(15,157)	(4,764)
Prepaid expenses and other assets	(23,892)	(7,146)
Settlement liabilities	(87,607)	20,682
Accounts payable and accrued expenses	14,046	27,326
Net cash provided by operating activities	74,235	163,518
Cash flows from investing activities
Capital expenditures	(60,044)	(49,234)
Acquisitions, net of cash acquired	(33,250)	(15,000)
Proceeds from sale of property and equipment	67	19
Placement fee agreements	(547)	—
Net cash used in investing activities	(93,774)	(64,215)
Cash flows from financing activities
Repayments of new term loan	(3,000)	—
Repayment of prior incremental term loan	—	(625)
Proceeds from exercise of stock options	719	8,703
Treasury stock - restricted share vesting and withholding	(11,582)	(8,612)
Treasury stock - repurchase of shares	(30,298)	—
Payment of contingent consideration, acquisition	—	(9,875)
Net cash used in financing activities	(44,161)	(10,409)
Effect of exchange rates on cash and cash equivalents	(450)	67
Cash, cash equivalents and restricted cash
Net (decrease) increase for the period	(64,150)	88,961
Balance, beginning of the period	303,726	252,349
Balance, end of the period	$239,576	$341,310

Supplemental cash disclosures
Cash paid for interest	$22,259	$35,309
Cash paid for income tax, net	87	566
Supplemental non-cash disclosures
Accrued and unpaid capital expenditures	$3,587	$2,212
Transfer of leased gaming equipment to inventory	4,078	3,715

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CASH AND CASH EQUIVALENTS
TO NET CASH POSITION AND NET CASH AVAILABLE
(In thousands)

	At June 30,	At December 31,	At June 30,
	2022	2021	2021
Cash available
Cash and cash equivalents (1)	$238,106	$302,009	$340,361
Settlement receivables	59,195	89,275	50,111
Settlement liabilities	(204,199)	(291,861)	(193,893)
Net Cash Position	93,102	99,423	196,579

Undrawn revolving credit facility	125,000	125,000	35,000
Net Cash Available	$218,102	$224,423	$231,579
(1) Cash and cash equivalents does not include $1.5 million, $1.7 million, and $0.9 million of restricted cash at June 30, 2022, December 31, 2021, and June 30, 2021, respectively.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Three Months Ended June 30, 2022
	Games	FinTech	Total
Net income			$32,521
Income tax provision			9,734
Interest expense, net of interest income			12,294
Operating income	$28,883	$25,666	$54,549

Plus: depreciation and amortization	23,801	6,523	30,324
EBITDA	$52,684	$32,189	$84,873

Non-cash stock-based compensation expense	2,815	2,685	5,500
Accretion of contract rights	2,470	—	2,470
Office and warehouse consolidation	678	—	678
Non-recurring professional fees and other	$34	$868	$902
Adjusted EBITDA	$58,681	$35,742	$94,423

Cash paid for interest			(7,820)
Cash paid for capital expenditures			(36,405)
Cash paid for placement fees			(547)
Cash paid for income taxes, net			(128)
Free Cash Flow			$49,523

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Three Months Ended June 30, 2021
	Games	FinTech	Total
Net income			$36,214
Income tax provision			415
Interest expense, net of interest income			17,760
Operating income	$30,589	$23,800	$54,389

Plus: depreciation and amortization	24,739	5,561	30,300
EBITDA	$55,328	$29,361	$84,689

Non-cash stock-based compensation expense	2,713	2,734	5,447
Accretion of contract rights	2,318	—	2,318
Adjusted EBITDA	$60,359	$32,095	$92,454

Cash paid for interest			(23,283)
Cash paid for capital expenditures			(29,199)
Cash paid for income taxes, net			(763)
Free Cash Flow			$39,209

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Six Months Ended June 30, 2022
	Games	FinTech	Total
Net income			$64,043
Income tax provision			19,455
Interest expense, net of interest income			23,642
Operating income	$56,680	$50,460	$107,140

Plus: depreciation and amortization	46,587	12,590	59,177
EBITDA	$103,267	$63,050	$166,317

Non-cash stock-based compensation expense	5,286	5,025	10,311
Accretion of contract rights	4,897	—	4,897
Office and warehouse consolidation	678	—	678
Non-recurring professional fees and other	34	1,808	1,842
Adjusted EBITDA	$114,162	$69,883	$184,045

Cash paid for interest			(22,259)
Cash paid for capital expenditures			(60,044)
Cash paid for placement fees			(547)
Cash paid for income taxes, net			(87)
Free Cash Flow			$101,108

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Six Months Ended June 30, 2021
	Games	FinTech	Total
Net income			$56,748
Income tax provision			1,604
Interest expense, net of interest income			36,231
Operating income	$45,865	$48,718	$94,583

Plus: depreciation and amortization	50,286	10,906	61,192
EBITDA	$96,151	$59,624	$155,775

Non-cash stock-based compensation expense	4,172	4,280	8,452
Accretion of contract rights	4,637	—	4,637
Litigation settlement, net	—	(1,107)	(1,107)
Asset acquisition expense, non-recurring professional fees and other	—	84	84
Adjusted EBITDA	$104,960	$62,881	$167,841

Cash paid for interest			(35,309)
Cash paid for capital expenditures			(49,234)
Cash paid for income taxes, net			(566)
Free Cash Flow			$82,732

EVERI HOLDINGS INC. AND SUBSIDIARIES
RECONCILIATION OF PROJECTED NET INCOME TO PROJECTED EBITDA AND PROJECTED ADJUSTED EBITDA FOR THE YEAR ENDING DECEMBER 31, 2022
(In thousands)

	2022 Guidance Range (1)
	Low	High
Projected net income	$125,000	$132,000
Projected income tax provision @ 23% - 23.5%	37,000	40,000
Projected interest expense, net of interest income	52,000	54,000
Projected operating income	$214,000	$226,000

Plus: projected depreciation and amortization	121,000	116,000
Projected EBITDA	$335,000	$342,000

Projected non-cash stock compensation expense	19,000	22,000
Projected accretion of contract rights	12,000	10,000
Projected asset acquisition expense and non-recurring professional fees	2,000	4,000
Projected Adjusted EBITDA	$368,000	$378,000

Projected cash paid for interest	(50,000)	(52,000)
Projected cash paid for capital expenditures	(130,000)	(124,000)
Projected cash paid for placement fees	(500)	(500)
Projected cash paid for income taxes, net of refunds	(500)	(1,500)
Projected Free Cash Flow	$187,000	$200,000
(1) All figures presented are projected estimates for the year ending December 31, 2022.